Exhibit 99.2

                     ALBANY INTERNATIONAL RETAINS KORN/FERRY
                          INTERNATIONAL FOR CEO SEARCH

Albany, New York, November 12, 2004 - Albany International (NYSE/PCX/FWB:AIN) announced today that Frank R. Schmeler has informed the Board of Directors of his intention to retire as the Company's Chief Executive Officer at the end of 2005. It is anticipated that Mr. Schmeler will continue to serve as non-executive Chairman of the Board after that time. The Board of Directors has retained Korn/Ferry International to assist in identifying internal and external candidates to succeed Mr. Schmeler.

Albany International is the world's largest producer of custom-designed engineered fabrics and sophisticated structured materials and services for the worldwide pulp and paper industry, as well as other process industries, with manufacturing plants strategically located to serve its customers throughout the world. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,000 people worldwide. Additional information about the Company and its businesses and products is available at www.albint.com.